UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                                 Aware, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    05453N100
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                                 (CUSIP Number)

                                December 28, 2005
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X| Rule 13d-1(b)
|_| Rule 13d-1(c)
|_| Rule 13d-1(d)


CUSIP NO. 05453N100


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1     NAME OF REPORTING PERSON
      SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

      Intrinsic Value Asset Management, Inc
      95-4779707
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2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
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                  5     SOLE VOTING POWER

                        644,560
 NUMBER OF        --------------------------------------------------------------
  SHARES          6     SHARED VOTING POWER
BENFICIALLY
 OWNED BY               NA
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                 644,560
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        NA
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9     AGGREGATE AMOUNT BENFICIALLY OWNED BY EACH REPORTING PERSON

      644,560
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES   |_|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.8%
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12    TYPE OF REPORTING PERSON

      IA
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Item  1.

            a) Name of Issuer:      Aware, Inc.
            b) Address:             40 Middlesex Turnpike,
                                    Bedford, MA 01730

Item  2.
            a) Name of Filer:       Intrinsic Value Asset Management, Inc


            b) Address of Filer:    522 Wilshire Blvd. Suite D
                                    Santa Monica, California 90401

            c) Citizenship:         California

            d) Title of Class of Securities: Common Stock

            e) CUSIP Number: 05453N100

Item 3. Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)   |_|   Broker or Dealer registered under Section 15 of the Act
      (b)   |_|   Bank as defined in section 3 (a) (6) of the Act
      (c)   |_|   Insurance Company as defined in section 3 (a) (6) of the Act
      (d)   |_|   Investment Company registered under section 8 of the
                  Investment Company Act
      (e)   |X|   Investment Adviser registered under section 203 of the
                  Investment Advisers act of 1940
      (f)   |_|   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see 240.13d-1 (b) (1) (ii) (F)
      (g)   |_|   Parent Holding Company, in accordance with 240.13d-1 (b) (ii)
                  (G) (Note: See Item 7)
      (h)   |_|   Group, in accordance with 240.13d-1(b) (1) (ii) (H)

Item 4.  Ownership

            a)    Amount beneficially owned: 644,560
            b)    Percent of Class: 2.8%
            c)    Number of shares:

                  (i)   Sole voting power -- 644,560
                  (ii)  Shared voting power -- na
                  (iii) Sole disposal power -- 644,560
                  (iv)  Shared disposal power - na


Item 5.    Less than 5% beneficial ownership
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ].

Item 6.    More than 5% on behalf of another     na

Item 7.    Subsidiary     na

Item 8.    If group     na

Item 9.    Notice of Dissolution      na

Item 10.   Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 13, 2006
      Date

Intrinsic Value Asset Management, Inc.


By: /s/ Kenneth Luskin, President
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            Name, Title